Exhibit 3(u)

LIMITED LIABILITY COMPANY AGREEMENT

OF

TXU GENERATION MANAGEMENT COMPANY

This Limited Liability Company Agreement (this “Agreement”) of TXU Generation Management Company LLC (the “Company”), is entered into by and between the Company and TXU Electric Company, as the member (the “Member”).

The Member, by execution of this Agreement, (i) hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and this Agreement, and (ii) hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is TXU Generation Management Company LLC.

2. Principal Business Office. The principal business office of the Company shall be located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, or such other location as may hereafter be determined by the Board of Managers.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. Registered Agent. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

5. Members and Member Interests.

a. The sole member of the Company is TXU Electric Company. The mailing address of the Member is: Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411. The Member, in such capacity and by reason of its status as such, shall have no tight or authority to bind or act for the Company, but shall have only the right to approve the actions herein specified to be approved by the Member. All transactions between the Member and the Company shall be conducted on an arm’s length basis.

b. The Company is hereby authorized to issue all of the limited liability company interests in the Company (the “Interests”) to the Member.

c. The Member may act by written consent, signed by an officer of the Member.

d. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement.

6. Foreign Qualifications. An officer of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any foreign jurisdiction in which the Company may wish to conduct business.

7. Purpose. The purpose of the Company is to engage in any lawful business or activity for which a limited liability company may be organized under the Act.

8. Powers. The Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

9. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in a Board of Managers. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware. The initial managers shall be Brian N. Dickie, H. Jarrell Gibbs, Michael J. McNally, Erle Nye, Philip G. Turberville and R.A. Wooldridge. The number of managers shall be determined from time to time by resolution of the Board of Managers. Vacancies on the Board of Managers from whatever cause shall be filled by the remaining managers or, if there be none, by the Member. Managers shall serve until they resign or are removed. Managers may be removed with or without cause by the Member. The Board of Managers may act (a) by majority vote of Managers present at a meeting at which a quorum (consisting of a majority of Managers) is present or (b) by unanimous written consent. The Board of Managers may designate one or more committees.

10. Officers. The Board of Managers may, from time to time as they deem advisable, appoint officers and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 10 may be revoked at any time by the Board of Managers.

11. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any manager, officer or employee of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, manager, officer or employee of the Company.

12. Contributions. The Member is not required to make any capital contribution to the Company. However, the Member may make capital contributions to the Company in the sole discretion of the Member. The provisions of this Agreement, including this Section 12, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall have no duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

13. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member; provided, however, that no allocation of any loss to the Member shall create any obligation on the Member to make any capital contribution to the Company to offset such loss (or otherwise), the Member having no obligation to make any such capital contribution, as provided in Section 12 above.

14. Distributions. Distributions in any form, including cash or other assets, shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

15. Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

When used in this Agreement, “Affiliate” means, with respect to any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, or any governmental authority (“Person”), any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person, and “Control” means the possession, directly or indirectly, or the power to direct or cause the direction, of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

16. Exculpation and Indemnification.

a. No Member, officer, director, manager, employee or agent of the Company and no employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company, a Member or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct, bad faith, active or deliberate dishonesty or personal gain to which the Covered Person was not legally entitled (collectively, “Excluded Misconduct”).

b. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s Excluded Misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

c. To the fullest extent permitted by applicable law, reasonable expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of un undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 16.

d. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

e. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

f. The foregoing provisions of this Section 16 shall survive any termination of this Agreement.

17. Assignments. The Member may assign in whole or in part its Interests. If the Member transfers all of its Interests pursuant to this Section 17 the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement, Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Resignation. A Member may resign from the Company with the written consent of all the Members. If a Member is permitted to resign pursuant to this Section 19, an additional member or the Company shall be admitted to the Company, subject to Section 18, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20. Dissolution.

a. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the retirement, resignation or dissolution of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. Except to the extent set forth in Section 20(a) of this Agreement, the occurrence of any event that terminates the continued membership of a Member in the Company shall not cause the dissolution of the Company, and, upon the occurrence of such an event, the business of the company shall continue without dissolution.

c. The bankruptcy (as defined in Section 18-101(1) of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

d. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

21. Benefits of Agreement; No Third Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

22. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to subject matter hereof.

24. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflicts of laws principles), all rights and remedies being governed by said laws.

25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement effective as of the 12th day of November, 2001.

MEMBER:

TXU ELECTRIC COMPANY

By:	/s/ John F. Stephens Jr.
Name:	John F. Stephens Jr.
Title:	Assistant Secretary

COMPANY:

TXU GENERATION MANAGEMENT COMPANY LLC

By:	/s/ John F. Stephens, Jr.
Name:	John F. Stephens, Jr.
Title:	Assistant Secretary